Exhibit 99.2

For Immediate Release

Press Release

Regeneron Reports Second Quarter 2010 Financial and Operating Results

Tarrytown, New York (July 28, 2010) -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the second quarter of 2010. The Company reported a net loss of $25.5 million, or $0.31 per share (basic and diluted), for the second quarter of 2010 compared with a net loss of $14.9 million, or $0.19 per share (basic and diluted), for the second quarter of 2009. The Company reported a net loss of $56.0 million, or $0.69 per share (basic and diluted), for the six months ended June 30, 2010 compared with a net loss of $30.3 million, or $0.38 per share (basic and diluted), for the same period in 2009.

Regeneron and Astellas Pharma Inc. announced today that Astellas has extended through 2023 the non-exclusive license agreement that allows Astellas to utilize Regeneron’s VelocImmune® technology in its internal research programs to discover fully human monoclonal antibody product candidates. Astellas will pay $165.0 million up-front and another $130.0 million in June 2018 unless it terminates the agreement prior to that date. Upon commercialization of any antibody products discovered utilizing VelocImmune®, Astellas will pay the Company a mid-single-digit royalty on product sales.

At June 30, 2010, cash, restricted cash, and marketable securities totaled $380.2 million compared with $390.0 million at December 31, 2009. The Company currently estimates that year-end 2010 cash, restricted cash, and marketable securities, including the $165.0 million payment from Astellas, will total $425 - $445 million.

Current Business Highlights

ARCALYST® (rilonacept) – CAPS
Net product sales of ARCALYST® Injection for Subcutaneous Use in the second quarter of 2010 were $5.2 million, compared to $4.5 million during the same period of 2009. The Company recognized $15.0 million of net product sales during the first six months of 2010, which included $10.2 million of ARCALYST® net product sales made during the first half of 2010 and $4.8 million of previously deferred net product sales, as described below under “Financial Results.” In the first six months of 2009, the Company recognized $8.4 million of ARCALYST® net product sales.

ARCALYST® is available for prescription in the United States for the treatment of Cryopyrin-Associated Periodic Syndromes (CAPS), including Familial Cold Auto-inflammatory Syndrome (FCAS) and Muckle-Wells Syndrome (MWS) in adults and children 12 and older. ARCALYST® is a fusion protein that blocks the cytokine interleukin-1 (IL-1). CAPS is a group of rare, inherited, auto-inflammatory conditions characterized by life-long, recurrent symptoms of rash, fever/chills, joint pain, eye redness/pain, and fatigue.

ARCALYST® (rilonacept) – Gout
ARCALYST® is in a Phase 3 clinical development program for the prevention of gout flares in patients initiating uric acid-lowering therapy. In June 2010, the Company announced that a Phase 3 study (called PRE-SURGE 1) in gout patients initiating allopurinol therapy to lower their uric acid levels showed that ARCALYST® prevented gout attacks, as measured by the primary study endpoint of the number of gout flares per patient over the 16 week treatment period. Patients who received ARCALYST® at a weekly, self-administered, subcutaneous dose of 160 milligrams (mg) had an 80% decrease in mean number of gout flares compared to the placebo group over the 16 week treatment period (0.21 flares vs. 1.06 flares, p<0.0001). Patients who received ARCALYST® at a weekly dose of 80 mg had a 73% decrease compared to the placebo group (0.29 flares vs. 1.06 flares, p<0.0001).

All secondary endpoints of the study were highly positive (p<0.001 vs. placebo). Among these secondary endpoints, treatment with ARCALYST® reduced the proportion of patients who experienced two or more flares during the study period by up to 88% (3.7% with ARCALYST® 160 mg, 5.0% with ARCALYST® 80 mg, and 31.6% with placebo, p<0.0001). In addition, treatment with ARCALYST® reduced the proportion of patients who experienced at least one gout flare during the study period by up to 65% (16.3% with ARCALYST® 160 mg, 18.8% with, ARCALYST® 80 mg, and 46.8% with placebo, p<0.001).

A total of 241 patients were randomized in PRE-SURGE 1, a North America-based double-blind, placebo-controlled study. ARCALYST® was generally well tolerated with no reported drug-related serious adverse events. Injection site reaction, generally considered mild, was the most commonly reported adverse event with ARCALYST®.

In addition, in June 2010, the Company reported results from a placebo-controlled, Phase 3 study (called SURGE) in patients presenting with an acute gout flare. The results of this study showed that there was no significant benefit from combining ARCALYST® with indomethacin (a non-steroidal anti-inflammatory drug considered the standard of care), as measured by the primary study endpoint of the average intensity of gout pain from 24 to 72 hours after initiation of treatment. Patients treated with indomethacin alone experienced an average reduction in patient-reported pain scores (0 to 4 Likert scale where 0 represents no pain and 4 represents extreme pain) of 1.40 points from baseline compared to an average reduction of 1.55 points from baseline in patients treated with both indomethacin and ARCALYST® (p=0.33). Patients who received ARCALYST® alone experienced an average pain reduction of 0.69 points. Treatment with ARCALYST® was generally well tolerated with no reported drug-related serious adverse events. The most commonly reported adverse event with ARCALYST® was headache.

There are two ongoing studies in the Phase 3 program with ARCALYST® in the prevention of gout flares in patients initiating uric acid-lowering therapy. The global PRE-SURGE 2 study, which has a similar trial design as PRE-SURGE 1, is evaluating the number of gout flares per patient over the first 16 weeks of initiation of allopurinol therapy. The global RE-SURGE study is evaluating the safety of ARCALYST® versus placebo over 16 weeks in patients who are at risk for gout flares because they are taking uric acid-lowering drug treatment. PRE-SURGE 2 is fully enrolled and RE-SURGE is over 90% enrolled. Data from both studies are expected in early 2011. Regeneron owns worldwide rights to ARCALYST®.

VEGF Trap-Eye – Ophthalmologic Diseases
VEGF Trap-Eye is a specially purified and formulated form of VEGF Trap, which is being developed for use in the intraocular treatment of retinal diseases. VEGF Trap-Eye blocks vascular endothelial growth factor A (VEGF-A), a secreted protein which promotes the growth of blood vessels. It also binds other mediators of angiogenesis, including VEGF-B and Placental Growth Factor (PlGF). VEGF Trap-Eye is being developed by Regeneron in collaboration with Bayer HealthCare. Bayer HealthCare has rights to market VEGF Trap-Eye outside the United States, where the companies will share equally in profits from any future sales of VEGF Trap-Eye. Regeneron maintains exclusive rights to VEGF Trap-Eye in the United States.

Two Phase 3 studies (VIEW 1 and VIEW 2) evaluating VEGF Trap-Eye (aflibercept iso-osmotic ophthalmic) in patients with the neovascular form of age-related macular degeneration (wet AMD) are fully enrolled, and initial data from these studies are expected in the fourth quarter of 2010. In addition, Regeneron and Bayer HealthCare are conducting two Phase 3 studies (COPERNICUS and GALILEO) in central retinal vein occlusion (CRVO). COPERNICUS is fully enrolled and GALILEO is over 90% enrolled. Initial data are anticipated from both studies in early 2011.

In February 2010, Regeneron and Bayer HealthCare announced results of a Phase 2 study (called DA VINCI) in patients with clinically significant diabetic macular edema (DME). In the study, VEGF Trap-Eye achieved the primary study endpoint of a statistically significant improvement in visual acuity over 24 weeks compared to focal laser therapy, the standard of care in DME. VEGF Trap-Eye was generally well-tolerated, and no ocular or non-ocular drug-related serious adverse events were reported. Following the initial 24 weeks of treatment, patients continue to be treated for another 24 weeks on the same dosing regimens. Initial one-year results will be available later in 2010.

Aflibercept (VEGF Trap) – Oncology
Aflibercept (VEGF Trap) is being developed worldwide by Regeneron and its collaborator, sanofi-aventis, for the potential treatment of solid tumors. Three randomized, double-blind, Phase 3 trials, all of which are fully enrolled, are evaluating combinations of standard chemotherapy regimens with either aflibercept or placebo for the treatment of cancer. One trial (called VELOUR) is evaluating aflibercept as a 2nd-line treatment for metastatic colorectal cancer in combination with FOLFIRI (folinic acid [leucovorin], 5-fluorouracil, and irinotecan). A second trial (VITAL) is evaluating aflibercept as a 2nd-line treatment for locally advanced or metastatic non-small cell lung cancer in combination with docetaxel. The third trial (VENICE) is evaluating aflibercept as a 1st-line treatment for metastatic castration-resistant prostate cancer in combination with docetaxel/prednisone. Based on projected event rates, an interim analysis of VELOUR is expected to be conducted by an independent statistician and reviewed by an Independent Data Monitoring Committee (IDMC) in the second half of 2010. An IDMC is a body of independent clinical and statistical experts that meets periodically to evaluate data from the studies. Final results from the VITAL study are anticipated in the first half of 2011 and from the VELOUR study in the second half of 2011. Based on projected event rates, an interim analysis of VENICE is expected to be reviewed by an IDMC in mid-2011, with final results anticipated in 2012.

In addition, a randomized Phase 2 study (AFFIRM) is evaluating aflibercept as a 1st-line treatment for metastatic colorectal cancer in combination with FOLFOX (folinic acid [leucovorin], 5-fluorouracil, and oxaliplatin). The AFFIRM study is fully enrolled, and initial data are anticipated in the second half of 2011.

Monoclonal Antibodies
Since 2007, Regeneron and sanofi-aventis have collaborated on the discovery, development, and commercialization of fully human monoclonal antibodies generated by Regeneron using its VelocImmune® technology. During the fourth quarter of 2009, Regeneron and sanofi-aventis expanded and extended their collaboration with the objective to advance an average of four to five antibodies into clinical development each year between 2010 and 2017. There are five antibody candidates currently in clinical development under the collaboration:

REGN727, an antibody to PCSK9, a novel target for LDL cholesterol reduction, is in Phase 1 studies using both intravenous and subcutaneous routes of administration. In May 2010, the Company announced that in an interim efficacy analysis of a dose-escalating, randomized, double-blind, placebo-controlled, Phase 1 trial in healthy volunteers, REGN727 achieved substantial, dose dependent decreases of LDL (bad) cholesterol. Each dosing cohort consisted of six treated and two placebo patients. In July 2010, the Company presented additional data from the Phase 1 program. At the highest intravenous doses tested, a single dose of REGN727 achieved a greater than 60% maximum mean reduction of LDL cholesterol from baseline that lasted for more than one month. At the highest subcutaneous doses tested, a single dose of REGN727 achieved a greater than 60% maximum mean reduction of LDL cholesterol from baseline that lasted for more than two weeks. No serious adverse events and no dose limiting toxicities have been reported. Dose escalation is ongoing in both studies.

In July 2010, the Company also presented the results of an interim efficacy analysis of a dose escalating, randomized, double-blind, placebo-controlled Phase 1 trial of subcutaneously delivered REGN727 in hyperlipidemic patients (familial hypercholesterolemia and non-familial hypercholesterolemia) on stable doses of statins whose LDL levels were greater than 100 milligrams per deciliter (mg/dL). At the highest dose tested to-date, in eleven patients, a single dose of REGN727 achieved an approximately 40% maximum mean reduction of LDL cholesterol from baseline. No serious adverse events and no dose limiting toxicities have been reported. Dose escalation in this study is ongoing.

REGN88, an antibody to the interleukin-6 receptor (IL-6R), has completed Phase 1 studies, the results of which were presented at the annual meeting of the European League Against Rheumatism (EULAR) in June 2010. REGN88 was well tolerated by patients with rheumatoid arthritis, and no dose limiting toxicities were reported. Treatment with REGN88 resulted in dose-related reductions in biomarkers of inflammation. A Phase 2/3 study of REGN88 in rheumatoid arthritis and a Phase 2 study in ankylosing spondylitis, a form of arthritis that primarily affects the spine, are enrolling patients.

REGN421, an antibody to Delta-like ligand-4 (Dll4), a novel anti-angiogenesis target, is in a Phase 1 study in patients with advanced malignancies.

REGN668, an antibody to the interleukin-4 receptor (IL-4R), a target for allergic and immune conditions, has completed Phase 1 testing in healthy volunteers and will be entering a Phase 2 study in patients with atopic dermatitis in the second half of 2010.

REGN475, an antibody to nerve growth factor (NGF), is being evaluated in Phase 2 studies in osteoarthritis of the knee and other pain indications. In May 2010, the Company announced an interim efficacy analysis of a randomized, double-blind, four-arm, placebo-controlled Phase 2 trial in 217 patients with osteoarthritis of the knee. In July 2010, the Company presented additional results from this trial through 16 weeks. The primary endpoint of this study is safety, and REGN475 was generally well tolerated. Serious treatment emergent adverse events were rare. The most frequent adverse events reported among patients receiving REGN475 included sensory abnormalities, arthralgias, hyper/hypo-reflexia, peripheral edema, and injection site reactions.

In the first interim efficacy analysis, REGN475 demonstrated significant improvements at the two highest doses tested as compared to placebo in average walking pain scores over 8 weeks following a single intravenous infusion (p<0.01). In July 2010, the Company reported that REGN475 demonstrated significant improvements at the two highest doses tested as compared to placebo in average walking pain scores over 16 weeks following a second intravenous infusion at week 8 (p<0.01). Pain was measured by the Numeric Rating Scale (NRS), as well as the Western Ontario and McMaster Osteoarthritis Index (WOMAC) pain and function subscales.

At the request of the FDA, another pharmaceutical company has suspended its anti-NGF antibody clinical program in osteoarthritis and certain other chronic pain indications. Regeneron has responded to FDA requests for information about patients in the Company’s REGN475 clinical trials. REGN475 is currently not on clinical hold, and the Company’s Phase 2 trials in patients with vertebral fracture pain and chronic pancreatitis pain are ongoing. The Company’s Phase 2 trial in osteoarthritis of the knee has been completed. The Company will update its plans for REGN475 following feedback from the FDA.

REGN910: Regeneron plans to file an Investigational New Drug Application for a sixth antibody candidate, REGN910, an antibody to Angiopoietin-2, a novel anti-angiogenesis target, by the end of 2010.

Financial Results

Cash and Marketable Securities
At June 30, 2010, cash, restricted cash, and marketable securities totaled $380.2 million compared with $390.0 million at December 31, 2009. During the first half of 2010, the Company received $47.5 million from its landlord in connection with tenant improvement costs for new laboratory and office facilities that the Company leases in Tarrytown, New York. In addition, the Company received $20.0 million annual technology licensing payments from each of AstraZeneca and Astellas during the first six months of 2010, as described below.

Revenues
Total revenues increased to $115.9 million in the second quarter of 2010 from $90.0 million in the same quarter of 2009 and increased to $219.4 million for the first half of 2010 from $165.0 million for the same period of 2009. The Company’s revenue was comprised of collaboration revenue, technology licensing revenue, net product sales, and contract research and other revenue.

Collaboration Revenue
Collaboration revenue relates to the Company’s aflibercept and antibody collaborations with sanofi-aventis and the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare. Collaboration revenue for the three and six months ended June 30, 2010 and 2009 consisted of the following:

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2010	2009	2010	2009
Collaboration revenue
Sanofi-aventis	$ 84.9	$ 60.7	$ 153.6	$ 110.4
Bayer HealthCare	13.7	12.8	26.7	22.8
Total collaboration revenue	$ 98.6	$ 73.5	$ 180.3	$ 133.2

For the three and six months ended June 30, 2010 and 2009, collaboration revenue from sanofi-aventis consisted of the following:

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2010	2009	2010	2009
Aflibercept:
Regeneron expense reimbursement	$ 3.8	$ 9.2	$ 8.7	$ 14.6
Recognition of deferred revenue related to up-front payments	2.5	2.5	5.0	5.0
Total aflibercept	6.3	11.7	13.7	19.6
Antibody:
Regeneron expense reimbursement	76.4	45.7	135.8	84.1
Recognition of deferred revenue related to up-front and other
payments	1.8	2.6	3.3	5.3
Recognition of revenue related to VelociGene® agreement	0.4	0.7	0.8	1.4
Total antibody	78.6	49.0	139.9	90.8
Total sanofi-aventis collaboration revenue	$ 84.9	$ 60.7	$ 153.6	$ 110.4

Sanofi-aventis’ reimbursement of Regeneron’s aflibercept expenses decreased for the three and six months ended June 30, 2010, compared to 2009, due to lower costs related to manufacturing aflibercept clinical supplies as well as a decrease in internal research activities. Sanofi-aventis also incurs aflibercept development expenses directly, including costs related to the Phase 3 clinical trials sanofi-aventis is overseeing.

Sanofi-aventis’ reimbursement of Regeneron’s expenses under the antibody collaboration increased for the three and six months ended June 30, 2010, compared to the same periods in 2009, due to an increase in research activities under the companies’ expanded collaboration, as described above, and increases in development activities for antibody candidates in clinical development.

For the three and six months ended June 30, 2010 and 2009, collaboration revenue from Bayer HealthCare consisted of the following:

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2010	2009	2010	2009
Cost-sharing of Regeneron VEGF Trap-Eye development
expenses	$ 11.2	$ 10.4	$ 21.8	$ 17.9
Recognition of deferred revenue related to up-front and
milestone payments	2.5	2.4	4.9	4.9
Total Bayer HealthCare collaboration revenue	$ 13.7	$ 12.8	$ 26.7	$ 22.8

In periods when the Company recognizes VEGF Trap-Eye development expenses that the Company incurs under the collaboration with Bayer HealthCare, the Company also recognizes, as collaboration revenue, the portion of those VEGF Trap-Eye development expenses that is reimbursable by Bayer HealthCare. Cost-sharing of the Company’s VEGF Trap-Eye development expenses with Bayer HealthCare increased for the three and six months ended June 30, 2010, compared to the same period in 2009, due to higher costs incurred by the Company in connection with the collaboration’s clinical development programs in wet AMD, DME, and CRVO. In 2010 and 2009, development expenses incurred by Regeneron and Bayer HealthCare under the VEGF Trap-Eye global development plan were shared equally.

Technology Licensing Revenue
Regeneron has entered into non-exclusive license agreements with AstraZeneca and Astellas that allow those companies to utilize VelocImmune® technology in their internal research programs to discover human monoclonal antibodies. To date, the Company has received four $20.0 million annual, non-refundable payments from each of AstraZeneca and Astellas under these agreements. Upon receipt, these payments are deferred and recognized as revenue ratably over the ensuing year of each agreement.

Net Product Sales
Revenue and deferred revenue from product sales are recorded net of applicable provisions for prompt pay discounts, product returns, estimated rebates payable under governmental programs (including Medicaid), distributor fees, and other sales-related costs. The Company had limited historical return experience for ARCALYST® (rilonacept) beginning with initial sales in 2008 through the end of 2009; therefore, ARCALYST® net product sales were deferred until the right of return no longer existed and rebates could be reasonably estimated. Effective in the first quarter of 2010, the Company determined that it had accumulated sufficient historical data to reasonably estimate both product returns and rebates of ARCALYST®. As a result, $4.8 million of previously deferred ARCALYST® net product sales were recognized as revenue in the first quarter of 2010.

ARCALYST® net product sales totaled $5.2 million and $4.5 million for the three months ended June 30, 2010 and 2009, respectively, and $15.0 million and $8.4 million for the six months ended June 30, 2010 and 2009, respectively. ARCALYST® net product sales during the first six months of 2010 included $10.2 million of net product sales made during this period and $4.8 million of previously deferred net product sales, as described above. There was no deferred ARCALYST® net product sales revenue at June 30, 2010. At June 30, 2009, deferred ARCALYST® net product sales revenue was $4.9 million.

Expenses
Total operating expenses for the second quarter of 2010 were $139.6 million, 31 percent higher than the same period in 2009, and $272.0 million for the first six months of 2010, 37 percent higher than the same period in 2009. Average headcount increased to 1,214 in the second quarter of 2010 from 966 in the same period of 2009 and increased to 1,151 for the first half of 2010 from 952 in the same period of 2009, due primarily to the Company’s expanding research and development activities, principally in connection with the sanofi-aventis antibody collaboration. Operating expenses included non-cash compensation expense related to employee stock option and restricted stock awards of $8.7 million in the second quarter of 2010 and $17.5 million for the first six months of 2010, compared with $7.4 million and $15.1 million, respectively, for the same periods of 2009.

Research and development (R&D) expenses increased to $124.5 million in the second quarter of 2010 from $94.2 million in the comparable quarter of 2009 and to $242.0 million in the first six months of 2010 from $174.5 million in the same period of 2009. In the second quarter and first half of 2010, the Company incurred higher R&D costs, primarily related to additional R&D headcount and clinical development costs, manufacturing clinical supplies, and research and other development activities associated with the Company’s monoclonal antibody programs. In addition, R&D expenses include cost-sharing of Bayer HealthCare’s VEGF Trap-Eye development expenses, which increased in the second quarter and first half of 2010 compared to the same periods in 2009, primarily due to higher costs in connection with the Phase 3 VEGF Trap-Eye studies being conducted by Bayer HealthCare.

Selling, general, and administrative (SG&A) expenses increased to $14.7 million in the second quarter of 2010 from $11.7 million in the comparable quarter of 2009, and to $28.9 million in the first six months of 2010 from $23.1 million in the same period of 2009. In the second quarter and first half of 2010, the Company incurred higher SG&A compensation expense due primarily to additional headcount, higher Non-cash Compensation Expense, and higher recruitment costs.

Other Income and Expense
Investment income decreased to $0.6 million in the second quarter of 2010 from $1.3 million in the comparable quarter of 2009 and to $1.0 million in the first six months of 2010 compared to $3.1 million in the same period of 2009. The decrease in investment income was primarily due to lower balances of, and lower yields on, cash and marketable securities in 2010 compared to 2009.

Interest expense of $2.3 million in the second quarter of 2010 and $4.4 million in the first six months of 2010 was attributable to the imputed interest portion of the Company’s payments to its landlord to lease newly constructed laboratory and office facilities in Tarrytown, New York. These payments commenced in the third quarter of 2009.

About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in Phase 3 clinical trials for the potential treatment of gout, diseases of the eye (wet age-related macular degeneration and central retinal vein occlusion), and certain cancers. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions, and cancer. Additional information about Regeneron and recent news releases are available on Regeneron’s web site at www.regeneron.com.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties. These include, among others, risks and timing associated with preclinical and clinical development of Regeneron’s drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron’s product and drug candidates, uncertainty of market acceptance of Regeneron’s product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including Regeneron’s agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended June 30, 2010. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

###

Contacts Information:

Michael Aberman, M.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.345.7799	914.345.7640
michael.aberman@regeneron.com	peter.dworkin@regeneron.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2010	2009
ASSETS
Cash, restricted cash, and marketable securities	$ 380,202	$ 390,010
Receivables	95,196	65,568
Property, plant, and equipment, net	292,329	259,676
Other assets	22,914	25,948
Total assets	$ 790,641	$ 741,202

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued expenses, and other liabilities	$ 62,574	$ 52,990
Deferred revenue	199,044	182,428
Facility lease obligations	157,807	109,022
Stockholders' equity	371,216	396,762
Total liabilities and stockholders' equity	$ 790,641	$ 741,202

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Revenues
Collaboration revenue	$ 98,576	$ 73,578	$ 180,334	$ 133,186
Technology licensing	10,037	10,000	20,075	20,000
Net product sales	5,197	4,500	15,049	8,391
Contract research and other	2,076	1,954	3,962	3,436
	115,886	90,032	219,420	165,013
Expenses
Research and development	124,526	94,231	241,997	174,538
Selling, general, and administrative	14,679	11,632	28,902	23,052
Cost of goods sold	405	435	1,122	827
	139,610	106,298	272,021	198,417

Loss from operations	(23,724)	(16,266)	(52,601)	(33,404)

Other income (expense)
Investment income	592	1,328	1,031	3,078
Interest expense	(2,342)		(4,426)
	(1,750)	1,328	(3,395)	3,078

Net loss	$ (25,474)	$ (14,938)	$ (55,996)	$ (30,326)

Net loss per share amounts, basic and diluted	$ (0.31)	$ (0.19)	$ (0.69)	$ (0.38)

Weighted average shares outstanding, basic and diluted	81,492	79,626	81,330	79,562